Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated November 24, 2010, relating to the financial statements and financial highlights of BlackRock Mid-Cap Growth Equity Portfolio and BlackRock Small/Mid-Cap Growth Portfolio, each a series of BlackRock FundsSM, appearing in the Annual Report on Form N-CSR of BlackRock FundsSM for the year ended September 30, 2010, and to the references to us under the headings “Other Service Providers — Independent Registered Public Accounting Firm”, “Financial Highlights”, “Form of Agreement and Plan of Reorganization — Representations of the Target Company, on behalf of the Target Fund” and “Form of Agreement and Plan of Reorganization — Representations of the Acquiring Company, on behalf of the Acquiring Fund” in the Combined Prospectus/Proxy Statement, and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
March 31, 2011